Exhibit 23.3


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Lawyers Title Corporation on Form S-3 of our report dated February 12, 1997 (August 20, 1997 as to Note 10), appearing in the Proxy Statement for the Special Meeting of the Shareholders of Lawyers Title Corporation filed on January 29, 1998 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP

Deloitte & Touche LLP



Philadelphia, Pennsylvania
February 12, 1998